EXHIBIT 99.1

Third Quarter 2005 Earnings Webcast Presentation - Prepared Remarks

October 18, 2005 - 1:00 PM

Karen Troutman: We would like to welcome you to National Penn Bancshares, Inc.’s Third Quarter 2005 Earnings Webcast. We’re glad that you are able to join us. We will accept questions during the webcast via email. Please use the email button located on the webcast screen to ask your questions. Due to time constraints, we may not be able to respond to all of your emails. During this presentation, we will be referring to various slides. The presentation and slides are available on our Web site and have been filed on Form 8-K with the Securities and Exchange Commission.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those included in these statements due to many factors, some of which are listed on the slide on your screen. I’ll give you a moment to review our cautionary statement regarding forward-looking information on the first slide. (PAUSE)

This presentation also contains statements concerning National Penn’s announcement on September 7, 2005 that it had entered into a merger agreement with Nittany Financial Corporation. Additional information about National Penn and Nittany Financial and where you may find it is identified on the slide on your screen. I will now give you a moment to review the information. (PAUSE)

Now I would like to turn today’s webcast over to Wayne R. Weidner, Chairman & Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Karen. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 3rd Quarter 2005 Earnings Release, which is currently available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our third quarter 2005 financials. Glenn Moyer will review our loan growth and credit quality and provide an update on our pending merger with Nittany Financial Corporation of State College, Pennsylvania. I will then wrap up with some concluding comments.

Beginning with financial highlights, our third quarter 2005 results reflect earnings of $14.8 million, a 7.8% increase over earnings of $13.7 million in third quarter 2004. This is a new record for us in quarterly net income. National Penn’s client-focused business model continues to benefit the company and its shareholders. On a per share basis, we earned $0.34 per diluted share in third quarter 2005, a $0.03 per share increase, or 9.7%, over third quarter 2004 diluted earnings per share. All per share data have been adjusted for the 5-for-4 stock split on September 30, 2005.

Our increase in net interest income, as compared to net interest income in the third quarter of 2004, contributed to our profit performance, as did increases in some key fee income areas. We provided funding in third quarter 2005 for our loan and lease loss reserve of $750,000, resulting in a loan and lease loss reserve of 1.87% of total loans and leases at September 30, 2005. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our third quarter 2005 financial results.

Gary Rhoads: Let me begin by noting that any references to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2005. The third quarter of 2004 was the first full quarter to include the results of Peoples First, Inc., acquired on June 10, 2004. As such, the current quarter is the first quarter in 2005 for which information is comparable to the prior year’s quarter.

This presentation also contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). National Penn’s management uses a non-GAAP measure in its analysis of the company’s performance. This measure, annualized net income return on average tangible equity, excludes the average balance of goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The $14.8 million in net income reported in third quarter 2005 is an increase of $1.1 million, or 7.8%, over the $13.7 million reported for the third quarter of 2004. The $0.03 increase in diluted earnings per share from $0.31 in the third quarter of 2004 to $0.34 during this quarter represents a 9.7% increase. Our annualized return on average assets was 1.28% in the third quarter of 2005 compared to the same 1.28% during last year’s third quarter. Annualized return on average equity was 13.4% this quarter compared to 13.6% in 2004’s third quarter. Annualized net income return on average tangible equity was 25.3% for the third quarter of 2005 compared to 26.8% for the third quarter of 2004. This ratio is computed by dividing annualized net income by average equity that is reduced by average goodwill and intangibles. The decrease in these ratios reflects the overall increased level of the Company’s equity capital.

Net income of $43.5 million year to date 2005 is an increase of $6.2 million, or 16.7%, over the $37.3 million reported for the first nine months of 2004. The $0.08 increase in diluted earnings per share from $0.91 in the first nine months of 2004 to $0.99 during this year represents a 8.8% increase. Our annualized return on average assets was 1.28% year to date 2005 compared to 1.30% last year. Annualized return on average equity was 13.4% this year compared to 14.6% for the first nine months of 2004, with the decrease in this ratio relating to the higher level of equity capital reported under purchase accounting rules for the 2004 Peoples First acquisition. Annualized net income return on average tangible equity was 25.3% for the first nine months of 2005 compared to 25.6% for 2004.

For the third quarter ended September 30, 2005, our average shareholders’ equity was $437.9 million and our average acquisition-related goodwill and intangibles was $204.7 million; a year earlier, our average shareholders’ equity was $400.4 million while our average acquisition-related goodwill and intangibles totaled $197.4 million.

For the nine months ended September 30, 2005, our average shareholders’ equity was $435.1 million and our average acquisition-related goodwill and intangibles was $205.3 million; a year earlier, our average shareholders’ equity was $341.4 million while our average acquisition-related goodwill and intangibles totaled $146.3 million.

A reconciliation of these non-GAAP financial measures to the GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

The net interest margin of 3.80% during this year’s third quarter is five basis points lower than the 3.85% reported in the second quarter of 2005, and 27 basis points lower than the 4.07% reported during the third quarter of 2004. Net interest margin for the first nine months of this year is 3.84%, 25 basis points lower than the net interest margin of 4.09% during the first nine months of 2004. The net interest margin remains a concern in future quarters as we continue to experience margin compression. The margin decline is due to continued competitive pressures, general overall margin compression between loan growth and higher costing funding sources, and the continuing difficult effects of a relatively flat yield curve.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s third quarter. Non-interest income of $14.1 million in third quarter of 2005 is up $1.9 million, or 15.6%, over last year’s third quarter amount of $12.2 million. The largest increase over third quarter 2004 occurred in mortgage banking income, which increased $663,000 in the third quarter 2005 as compared to third quarter 2004. Other contributors to non-interest income were other service charges and fees, up $624,000, insurance commissions and fees, up $608,000, cash management and electronic banking fees, up $239,000, and service charges on deposit accounts, up $115,000. Third quarter non-interest income represented 27.1% of total revenues of $51.4 million, excluding securities gains of $181,000 during the third quarter.

Non-interest expense of $31.5 million during third quarter 2005 was $1.5 million or 4.9% higher than the same period last year. We incurred $150,000 in additional legal, auditing and other investigation-related expenses in the third quarter 2005 due to the investigation of the loan fraud uncovered in January. Personnel expenses were up $932,000. This was partially attributable to overall higher staffing levels related to company growth. Our overall effective tax rate year to date 2005 is approximately 25.4% which is comparable to, but slightly higher than, the 24.3% for the same period in 2004.

Regarding the balance sheet, total assets grew at a rate of 5.4% during the past year to $4.57 billion at September 30, 2005. Growth in total loans and leases was 7.0% for the past year to $3.01 billion in outstandings. Total deposits increased 4.5% since September 30, 2004 to $3.29 billion. Municipal deposits increased approximately $101.1 million during third quarter 2005, reflecting the normal seasonality of such deposits.

Glenn will now continue with his remarks.

Glenn Moyer: Thank you, Gary. I would like to take just a few minutes to comment on our loan growth and our overall credit quality before I comment on our pending acquisition of Nittany Financial Corporation.

Loans and leases outstanding totaled $3.01 billion at September 30, 2005, representing a 6.4% annualized rate of growth for the first nine months of 2005. We are encouraged with the overall rate of growth in our loan portfolio, although we have challenged ourselves to grow this important asset category at an accelerated rate.

The level of “Non-Performing Assets Plus Loans over 90 Days Delinquent” category decreased during the third quarter 2005 when compared to September 30, 2004. Specifically, this number, as of September 30, 2005, is $10.9 million, which compares to $14.2 million at September 30, 2004 and $12.0 million at December 31, 2004. We believe we remain appropriately positioned in our overall Loan Loss Reserve, which stands at $56.3 million, or 1.87% of Total Loans and Leases, as of September 30, 2005.

Net charge-offs for the quarter were $530,000. Year-to-date, annualized, that is .17% of total loan outstandings. This level of chargeoffs is lower than our average loss rate over the past 4 years of .39%, and is comparable to the average of .18% for banks with assets over $3 billion as of June 30, 2005, the most recent data published by the FDIC. Based on the current reserve, our coverage ratio of Non-Performing Assets is 516%. This compares to our coverage ratio of 404% at September 30, 2004.

Overall, our loan portfolio remains in relatively good condition, but we continue to monitor our portfolio diligently.

As we discussed during a special webcast on September 7, 2005, National Penn has entered into an agreement to acquire Nittany Financial Corp., a financial services company, with $326.5 million in assets, headquartered in State College, Centre County, Pennsylvania. Nittany currently enjoys a #2 deposit market share in State College and a #3 deposit share in Centre County. As of June 30, 2005, Nittany would bring to National Penn $242 million in deposits, of which 99.6% are core deposits and an additional $260 million in loans. Through both internal growth and the addition of Nittany, we expect National Penn’s asset base to exceed $5.0 billion at the time of closing. Pending regulatory approval and the approval of Nittany’s shareholders, among other things, this should occur in the first quarter of 2006. We look forward to working with Nittany’s excellent management and customer-contact team to continue to lead the combined company’s business expansion efforts in this thriving market.

Wayne will now continue with his remarks.

Wayne Weidner: To reinforce earlier comments, net interest income and most non-interest income areas saw gains in third quarter 2005. Credit quality remains strong as we continue in our slowly expanding economy.

We continue our focus on increasing our deposit base and fee income and are pleased with our third quarter results. A very successful certificate of deposit promotion in August generated approximately $170 million in deposits, 69% of which representing new money. In addition to increases in fee income attributable to our core banking activities, our mortgage and insurance affiliates made significant contributions to fee income this quarter generating a total of $1.3 million.

We are also pleased at the prospect of joining with Nittany Financial Corp. of State College, Pennsylvania. We are excited by the opportunities we see in this combination.

Here at National Penn, we take great pride in our reputation as a proven and respected local financial services company, and we believe our outlook for the future remains strong.

In conclusion, we are very pleased that, in the third quarter 2005, National Penn Bancshares has been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS

This concludes our presentation. Thank you for joining us.

Additional Information:
National Penn Bancshares intends to file a registration statement on Form S-4 in connection with the transaction, and Nittany Financial intends to mail a proxy statement/prospectus to its shareholders in connection with the transaction. Investors and security holders of Nittany Financial are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about National Penn Bancshares, Nittany Financial, and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC's web site at www.sec.gov.

A free copy of the proxy statement/prospectus may also be obtained from National Penn Bancshares or Nittany Financial. You may direct such a request to either of the following persons:

Sandra L. Spayd	David Z. Richards Jr.
Corporate Secretary	President and CEO
National Penn Bancshares, Inc.	Nittany Financial Corporation
Philadelphia and Reading Avenues	116 East College Ave
Boyertown, PA 19512	State College, PA 16801
(610) 369-6202	(814) 238-5724

National Penn Bancshares, Nittany Financial and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nittany Financial in favor of the transaction. Information regarding the interests of these officers and directors in the transaction will be included in the proxy statement/prospectus.

In addition to the registration statement on Form S-4 to be filed by National Penn Bancshares in connection with the transaction, and the proxy statement/prospectus to be mailed to the shareholders of Nittany Financial in connection with the transaction, each of National Penn Bancshares and Nittany Financial file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 100 F Street, N.E., Washington, D.C., 20549, or any of the SEC's other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by National Penn Bancshares and Nittany Financial with the SEC are also available for free at the SEC's Web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from National Penn Bancshares or Nittany Financial.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Reconciliation Table for Non-GAAP Financial Measure

	3rd Qtr 2005	3rd Qtr 2004
Return on average shareholders’ equity (annualized)	13.4%	13.6%
Effect of goodwill and intangibles	11.9%	13.2%
Return on average tangible equity (annualized)	25.3%	26.8%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in thousands)	$437,909	$400,421
Average goodwill and intangibles (in thousands)	(204,665)	(197,397)
Average tangible equity (in thousands)	233,244	203,024

	Year to Date 2005	Year to Date 2004
Return on average shareholders’ equity (annualized)	13.4%	14.6%
Effect of goodwill and intangibles	11.9%	11.0%
Return on average tangible equity (annualized)	25.3%	25.6%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in thousands)	$435,072	$341,350
Average goodwill and intangibles (in thousands)	(205,252)	(146,266)
Average tangible equity (in thousands)	229,820	195,084